SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)


Capstone Capital Trust, Inc.
(Name of Issuer)


Common Stock
(Title of Class of Securities)


14066RAA0
(CUSIP Number)



Check the following box if a fee                                   / X /
    is being paid with this statement

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  (Continued on following pages)

Page 1 of 4  Pages

----------------------------              -------------------------
Cusip No. 14066RAAO               13G     Page 2 of 4  Pages
----------------------------              -------------------------
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1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    OppenheimerFunds, Inc.

   I.R.S. NO. 13-2527171
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                    A /   /

                    B / X /
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
-------------------------------------------------------------------
NUMBER OF           5.  SOLE VOTING POWER
SHARES                  0
BENEFICIALLY        -----------------------------------------------
OWNED BY            6.  SHARED VOTING POWER
EACH                    0
REPORTING           -----------------------------------------------
PERSON WITH         7.  SOLE DISPOSITIVE POWER
                        0
                    -----------------------------------------------
                    8.  SHARED DISPOSITIVE POWER
                        573,643
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    573,643
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.46%
-------------------------------------------------------------------
12. TYPE OF REPORTING PERSON
    IA
-------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

*SEE INSTRUCTION BEFORE FILLING OUT!
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 13G
Under the Securities Exchange Act of 1934

Check the following box if a fee
         is being paid with this statement  / X /

Item 1(a)                    Name of Issuer:
                             Capstone Capital Trust, Inc.

Item 1(b)                    Address of Issuer's Principal Executive Offices:
                             1000 Urban Center Drive
                             Suite 630
                             Birmingham, AL  35242

Item 2(a)                    Name of Person Filing:
                             OppenheimerFunds, Inc.  ("OFI")

Item 2(b)                    Address of Principal Business Office:
                             Two World Trade Center, Suite 3400
                             New York, New York 10048-0203

Item 2(c)                    Citizenship:
                             Inapplicable

Item 2(d)                    Title of Class of Securities:
                             Common Stock

Item 2(e)                    CUSIP Number:
                             14066RAA0

Item 3(e)                XInvestment Adviser registered under Section 203 of
                             the Investment Advisers Act of 1940

Item 4(a)                    Amount Beneficially Owned:   573,643 shares*

Item 4(b)                    Percent of Class:  5.46%

Item 4(c)(i)                 Sole Power to vote or to direct the vote -  0

Item 4(c)(ii)                Shared power to vote or to direct the vote - 0

Item 4(c)(iii) Sole power to dispose or to direct the disposition of
                             - 0 shares

* Reflects amounts deemed beneficially owned by investment companies managed by OFI, pursuant to the ability of such investment companies to convert their holdings of Issuer's 10.50% Convertible Subordinated Debentures before their expiration on 04-01-02.

Item 4(c)(iv) Shared power to dispose or to direct the disposition of - 573,643 shares

Item 5                       Ownership to Five Percent or Less of a Class:

                             If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following:

Item 6                       Ownership of More than Five Percent on Behalf of
                             Another Person:
                             Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                             Inapplicable

Item 8                       Identification and Classification of Members of the
Group:
                             Inapplicable

Item 9                       Notice of Dissolution of Group:
                             Inapplicable

Item 10                 Certification:
                        By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE              After reasonable inquiry and to the best of my
                       knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                         February 9, 1996

Signature:                   /s/ Merryl Hoffman
                             ________________________________________

Name/Title:               Merryl Hoffman, Vice President